                            THIS AMENDED AND RESTATED
                          TECHNOLOGY TRANSFER AGREEMENT
        originally dated for reference the 6th day of January, 1999, and amended on September 25, 2000.

BETWEEN:

            PIERRE JORGENSEN, a businessman having a mailing address
                 at 41, rue de l'Orme Sec, 94240 L'HAY-LES-ROSES

OF THE FIRST PART

                                     - and -

                LANISCO HOLDINGS LIMITED, a company incorporated
               pursuant to the laws of the Republic of Cyprus and
                           having a mailing address at
                    Soufouli 2, P.O. Box 2545, Nicosia Cyprus


                CARBON RESOURCES LIMITED, a company incorporated
               pursuant to the laws of the Republic of Cyprus and
                           having a mailing address at
                    Soufouli 2, P.O. Box 2545, Nicosia Cyprus


                   SYNERGY TECHNOLOGIES CORPORATION, a company
          incorporated under the laws of Colorado, having its principal place of business at 335 25th Street, S.E.,
                          Calgary, Alberta T2A 7H8; and

               CAPITAL RESERVE CORPORATION, a company incorporated
            under the laws of Colorado, having its principal place of
                       business at 335 25th Street, S.E.,
                            Calgary, Alberta T2A 7H8

OF THE SECOND PART

     WHEREAS:

     1. Jorgensen has developed a proprietary technology more particularly described in Schedule "A" appended hereto (the "Technology") for the non-catalytic thermal/chemical upgrading of low API gravity oil to light oil.

     2. Jorgensen and Lanisco previously agreed to jointly develop, market and license the Technology.

     3. In connection therewith, Jorgensen and Lanisco, on January 6, 1999, entered into a Technology Transfer Agreement (the "Original Agreement"), which, among other things, made provisions for the funding of development of the Technology by Lanisco, restriction on the transfer of the Interests held by each of the parties thereunder and for the purchase and sale of the Technology in certain circumstances and other provisions for matters of mutual concern and interest.

     4. As contemplated by the Original Agreement, Jorgensen executed an assignment, in favor of Lanisco, of all of his rights, interests and title in and to the Technology and the Patents (the "Assignment"), which was placed into trust (the "Trust").

     5. As of the date hereof, Lanisco has funded at least $1 million towards the development of the Technology in fulfillment of its funding obligations under the Original Agreement.

     6. The parties now wish to amend the Original Agreement and the terms and conditions contained therein by entering into this Amended and Restated Technology Transfer Agreement (this "Amended Agreement").

      NOW THEREFORE THIS AMENDED AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

     a)   DEFINITIONS

1.1   For all purposes of this Amended Agreement:

"Capital Corp." means Capital Reserve Corporation, a Colorado corporation;

     a) "Carbon Resources" means Carbon Resources Limited a Cyprus corporation and a wholly-owned subsidiary of Synergy;

     b) "Closing" means the date that this Amended Agreement is approved by the parties and/or the shareholders of the parties and is executed by the parties hereto;

     c) "Interest" or "Interests" shall mean the Technology, the Patents, the know how, the pilot plant, R&D results, tests runs, the shares of Lanisco, the holdings of Jorgensen whether directly or in a company over which Jorgensen may have direct or indirect control;

     d)   "Jorgensen" means Pierre Jorgensen;

     e) "Lanisco" means Lanisco Holdings Limited, a Cyprus corporation and wholly owned subsidiary of Carbon Resources;

     f) "Party" or "Parties" as the context may require shall mean Lanisco and/or Jorgensen;

     g) "Patent" means the entire right, title and interest and in all foreign countries, including all rights to claim priority, in and to any and all improvements which are disclosed relating to the technology defined in Schedule A appended hereto, and any legal equivalent thereof in the U.S.. or any other country, including the right to claim priority in and to, all Letters of Patent to be obtained for said invention by the above application or any continuation, division, renewal, or substitute thereof, and as to letters patent any reissue or re-examination thereof;

     h) "Shareholder Approval" means the requisite shareholder approval required by Lanisco;

     i) "Synergy" means Synergy Technologies Corporation, a Colorado corporation; and

     j) "Technology" means the technology defined in Schedule "A" appended hereto.

1.2   In this Amended Agreement, except as otherwise expressly provided:

     a) all references in this Amended Agreement to a designated "Section" or other subdivision or to a schedule is to the designated Section or other subdivision of, or Schedule to, this Amended Agreement;

     b) the headings are for convenience only and do not form a part of this Amended Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Amended Agreement or any provision hereof;

     c) equally applicable to any gender and, where applicable, a body corporate, the word the singular of any term includes the plural, and vice versa, the use of any term is "or" is not exclusive and the word "including" is not limiting, whether or not non-limiting language, such as "without limitation" or "but not limited" to words of similar import, is used with reference thereto;

     d) any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principals applicable to Cyprus;

     e) any reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superceding that statute or regulations;

     f) where any representation or warranty is made "to the knowledge of any Person, such Person will not be liable for a misrepresentation or breach of warranty by reason of the fact, state of facts, or circumstances in respect of which the representation or warranty is given being untrue if such Person proves that such

          Person conducted a reasonable investigation so as to provide reasonable grounds for a belief that there had been no misrepresentation or breach of warranty and that fact, state of facts, or circumstances could not reasonably be expected to have been determined as a result of that reasonable investigation, irrespective of the actual investigation conducted by such Person;

     g) except as otherwise provided, any dollar amount referred to in this Amended Agreement is in U.S. funds; and

     h) any other term defined within the text of this Amended Agreement has the meanings so ascribed.

1.3    The following are the Schedules to this Amended Agreement:

         Schedule Description

           A    Technology Description
           B    Patents

2.     UNDERTAKINGS OF THE PARTIES; CLOSING

2.1 Subject to the terms and conditions hereof, Lanisco, Carbon Resources, Synergy and Capital Corp. each undertakes to complete the following at or subsequent to the Closing, as the case may be:

       a) at the Closing, issue to Jorgensen 500,000 shares of Synergy's common stock and 500,000 shares of Capital Corp.'s common stock (collectively, the "Stock");

       b) at or immediately following the Closing, Jorgensen shall be appointed to the Board of Directors of Carbon Resources;

       c) at or immediately following the Closing, Synergy shall cause Jorgensen to be appointed to the CPJ Project Management Committee;

       d) subsequent to the Closing, continue to pursue the commercialization of the Technology and confirm pursuit of commercialization of the Technology with quarterly reporting thereof which shall be provided to Jorgensen within 30 days of the end of each quarter commencing from the date hereof;

       e) Lanisco undertakes to remain in good standing as a Cyprus corporation;

       f) subsequent to the Closing, register and maintain all Patents and licenses current in all jurisdictions at the expense of Lanisco;

       g) subsequent to the Closing, to promptly pay to Jorgensen royalty payments equal to five percent (5%) of the net proceeds of any license and/or sub-license fees, royalties, or any such other revenues realized by Lanisco from the Technology, Patents or any improvement thereto. "Net proceeds" shall mean as gross revenues less reasonable operating expenses, which shall not exceed 10% of gross revenues, excluding research and development expenses; and

       h) to provide to Jorgensen, upon commercialization or commencement of the first licensing agreement with royalty payments, monthly financial statements prepared by management and annual audited financial statements of Lanisco and agree upon written notice by Jorgensen to allow Jorgensen or his representatives to attend at the offices of Lanisco to perform a review of the accounts of Lanisco provided that such notice is received in written form no less than seven (7) days in advance of the attendance at the offices of Lanisco.

2.2 Jorgensen undertakes to complete the following at or subsequent to the Closing, as the case may be:

       a) at the Closing, to deliver to Lanisco and the trustee of the Trust an irrevocable letter of direction to release the Assignment of the Technology and any Patents from the Trust to Lanisco;

       b) not to enter into negotiations with any other parties in relation to the Technology either prior to or subsequent to the Closing; and

       c) subsequent to the Closing, commit his best efforts to Lanisco, Carbon Resources, Synergy and Capital Corp. in connection with the commercialization of the Technology.

2.3 Closing shall take place upon the execution of this Amended Agreement. At the Closing, the Patents shall be released to Lanisco and the Stock shall be released to Jorgensen.

3.0    EVENTS OF DEFAULT AND REMEDIES

3.1 In the event that Lanisco, Carbon Resources, Synergy and/or Capital Corp. shall fail to observe and perform any of the obligations imposed on them by Article 2.1 of this Amended Agreement (a "Default") then Jorgensen may give notice of such Default in writing to Lanisco, Carbon Resources, Synergy and Capital Corp. specifying the nature of such Default. In the event of a Default, as specified in the said notice, that is not cured within thirty (30) days of receipt of such notice, Jorgensen shall have the right to have such matter arbitrated pursuant to Section 8.1 hereof, with such arbitration to be at the cost of Lanisco, Carbon Resources, Synergy and Capital Corp.

3.2 Without restricting the generality of Section 3.1, the term "Default" in this Amended Agreement will include the occurrence of any of the following events:

       a) the failure of Lanisco, Carbon Resources, Synergy and/or Capital Corp. to maintain all Patents and licenses current in all jurisdictions at the expense of Lanisco, Carbon Resources, Synergy and/or Capital Corp.; and

       b) the failure of Lanisco, Carbon Resources, Synergy and/or Capital Corp. to pay promptly to Jorgensen any required payments under this Amended Agreement.

4.0    TRANSACTION EXPENSES

4.1 Each Party to this Amended Agreement shall bear all costs and expenses incurred by him or it in negotiating and preparing this Amended Agreement and in closing and carrying out the transactions contemplated by this Amended Agreement. Unless otherwise expressly provided herein, all costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Amended Agreement shall be borne by the Party whose responsibility it is to satisfy the condition or fulfil the covenant in question.

5.0    JORGENSEN WARRANTIES AND REPRESENTATIONS

5.1 Jorgensen warrants and represents to Lanisco, with the intent that Lanisco will rely thereon in entering into this Amended Agreement and in fulfilling the terms of this Amended Agreement as contemplated herein that:

       a) Jorgensen has the power, authority and capacity to enter into this Amended Agreement and to carry out its terms;

       b) the execution and delivery of this Amended Agreement and the completion of the transactions contemplated hereby does not violate or constitute an event of default under any contract or agreement to which he may be a party and this Amended Agreement constitutes a legal, valid and binding obligation of Jorgensen in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

       c) Jorgensen has the full power and authority to enter into this Amended Agreement and to release the Assignment from the Trust resulting in the transfer of all rights, title and Interests he has in the Technology, and Patents filed or pending, as contemplated by this Amended Agreement to Lanisco, free and clear of all liens and encumbrances; and

       d) there are no existing agreements or contemplated agreements other than the Original Agreement, written or oral, of any nature or kind whatsoever to which Jorgensen is a party in relation to the Technology.

6.0 LANISCO, CARBON RESOURCES, SYNERGY AND CAPITAL CORP. WARRANTIES AND REPRESENTATIONS

6.1 Lanisco, Carbon Resources, Synergy and Capital Corp. warrant and represent to Jorgensen, with the intent that Jorgensen will rely thereon in entering into this Amended Agreement and in fulfilling the terms of this Amended Agreement as contemplated herein that:

       (a) each of them has the power and capacity and good and sufficient right and authority to enter into this Amended Agreement on the terms and conditions herein set forth;

       (b) each of Lanisco and Carbon Resources is a company duly incorporated, validly existing and presently in good standing under the laws of the Republic of Cyprus and Synergy and Capital Corp. are each a corporation duly incorporated, validly existing and presently in good standing under the laws of the State of Colorado;

       (c) there is no basis for and there are no actions, suits, judgements, investigations or proceedings outstanding or pending or to the knowledge of Lanisco threatened against or affecting Lanisco at law or in equity or before or by any court or federal, provincial, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and neither is Lanisco a party to or threatened with any litigation.

7.0    NON-DISCLOSE AND NON-COMPETE

7.1 Except with the consent in writing of Lanisco, Jorgensen shall not within a period of five (5) years after he has ceased to be a Party to this Amended Agreement, directly or indirectly, whether as principal, agent or otherwise, or by means of any corporate or other device, carry on any business, in any country in which Lanisco or its licensees, distributors or agents operate, which is similar to the business being carried on by Lanisco.

7.2 Jorgensen shall not either directly or indirectly, use or disclose or knowingly permit his representatives or agents to use or disclose to any person, except to the duly authorized officers and employees of Lanisco or its shareholder entitled thereto, any price details, sales quotas, data and know-how, drawings, flow sheets, market research, specifications, processes, techniques, financial business and tax plans, business activities, the statements, trade secrets, sources and supply or any other information acquired by him or his representatives or agents by reason of his involvement or association with Lanisco, unless deemed necessary for, but not limited to, the purpose of obtaining notional costs, provided that such disclosure is covered by a confidentiality agreement or made in accordance to industrial practice in a manner that protects the overall knowledge.

8.0    ARBITRATION

8.1 Any dispute, difference or question which may arise at any time hereinafter between the Parties touching on the true construction of this Amended Agreement and the respective rights and obligations of each Party to the other shall be referred to and settled by binding arbitration under the International Arbitration Act. No arbitration shall be commenced until the aggrieved Party shall send to the other Party a written notice describing the problem and stating a proposed solution ("Settlement Notice"). For thirty (30) days after the sending of the Settlement Notice, the Parties shall try to settle the dispute in good faith. The contents of the Settlement Notice and of all discussions and writings during the thirty (30) day settlement period shall be without prejudice and shall be privileged as settlement discussion and may not be used in any legal proceedings or arbitration. Upon the Parties being unable to reach a solution, the matter shall be settled by binding arbitration. The place of arbitration shall be London, England or such other jurisdiction as may be acceptable to the Parties and the jurisdiction. One impartial arbitrator shall be appointed under the International Arbitration Act. Judgement on the Arbitral award may be entered in any court in England or in any court having jurisdiction. The Parties hereby waive all defenses as to personal jurisdiction, venue and sovereign immunity from attachment, exception and jurisdiction in any proceeding to confirm or enforce the award. The Party who brings any proceeding to enforce the award and prevails shall be paid its full costs and attorney fees by the other Party. The laws of England shall govern all issues during the arbitration. The decision of the arbitrator shall be final and binding on the Parties herein.

9.0    COVENANTS OF THE PARTIES:

9.1 The Parties agree that they shall attend to all corporate matters to carry out and implement this Amended Agreement as soon as possible.

9.2 Not withstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases Jorgensen or Lanisco of such representation, warranty, covenant or agreement), the same will remain in full force and effect.

9.3 Each of the parties acknowledge and agree that if either party learns of a claim of infringement of or by the Technology or any part thereof, that party shall give immediate notice of such claim to the other party. Each of the parties acknowledge and agree that they shall each then use all reasonable efforts to terminate such infringement. Should the Parties fail to abate the infringing activity within ninety (90) days after such written notice, Jorgensen acknowledges and undertakes that Lanisco, Carbon Resources, Synergy and/or Capital Corp. may bring suit against the third party, for patent infringement, and any defense of the Patent undertaken by such entity or entities shall be funded by them and such costs shall be deducted from gross revenues before payment of royalties hereunder until all costs are paid in full.

10.0   POST CLOSING AGREEMENTS

10.1 Jorgensen will indemnify and hold harmless Lanisco, Carbon Resources, Synergy and Capital Corp. from and against:

       (a) any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of Jorgensen under this Amended Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Lanisco hereunder; and

       (b) any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

10.2 Lanisco, Carbon Resources, Synergy and Capital Corp. will indemnify and hold harmless Jorgensen from and against:

       (a) any and all losses, damages or deficiencies resulting from any misrepresentation breach of warranty or non-fulfilment of any covenant on the part of Lanisco under this Amended Agreement or from any misrepresentation in or omission from any certificate or Other instrument furnished or to be furnished to Jorgensen hereunder; and

       (b) any and all actions, suits, proceedings, demands, assessments, judgements. costs and legal and other expenses incidental to any of the foregoing.

10.3 Lanisco, Carbon Resources, Synergy and Capital Corp. hereby grant unto Jorgensen an option to purchase the rights to the Technology in the event that Lanisco or Carbon Resources has voluntarily filed or is the subject of an involuntary filing for bankruptcy, protection from creditors or similar proceeding. In either such event, Jorgensen shall have the irrevocable right to purchase the outstanding rights of ownership in the Technology held by Lanisco, Carbon Resources, Synergy and/or Capital Corp. at the price determined by the following formula: the lesser of (i) the total of sums expended or incurred in connection with the development of the Technology, including but not limited to those sums expended by Lanisco, Carbon Resources, Synergy, Capital Corp.; or (ii) the total amount of all proceeds realized by Jorgensen (or his assigns) from the sale of any and all shares of common stock issued to Jorgensen hereunder, plus all remaining unsold shares of such common stock; provided, however, that in the event Lanisco, Carbon Resources, Synergy and/or Capital Corp., prior to Jorgensen's exercise of his option to the rights to the Technology, receive a bona fide offer from an independent third party for the rights to the Technology, then the purchase price to be paid by Jorgensen under his option shall be equal to such third party offer.

10.4 (a) As a further inducement to Jorgensen to enter into the Amended Technology Agreement, Synergy and Capital Corp. hereby jointly covenant with Jorgensen to either pay to Jorgensen an amount of cash or issue to Jorgensen additional shares of common stock from Synergy and Capital Corp. equally, so that when such additional consideration is added to the proceeds realized by Jorgensen (or his assigns) through February 28th, 2001 from the actual sale by Jorgensen (or his assigns) of 100,000 shares of common stock of Synergy and of 100,000 shares of common stock of Capital Corp., such sum equals $500,000 US. In the event that such additional consideration is paid and if such additional consideration when added to the proceeds realized by Jorgensen (or his assigns) through February 28th, 2002 from the sale of up to 200,000 shares of Synergy and up to 200,000 shares of Capital Corp., totals more than $1 million US, then such additional consideration shall be returned by Jorgensen, up to the amount that such realized proceeds exceeds $1 million US in the same form and amounts as paid to Jorgensen.

     (b) Lanisco, Carbon Resources, Synergy and Capital Corp. also hereby jointly covenant to pay such further consideration to Jorgensen as may be necessary after the actual sale by Jorgensen (or his assigns) of 200,000 shares of common stock of Synergy and 200,000 shares of common stock of Capital Corp., so that when such further consideration, along with the additional consideration described in paragraph 10.4(a) above, are added to the proceeds realized by Jorgensen (or his assigns) through February 28th , 2001, such sum equals $1 million US.

     (c) Synergy and Capital Corp. each hereby grant to Jorgensen "piggyback registration rights" for 200,000 shares of common stock issued by such applicable party hereunder. Such shares shall be registered with the United States Securities and Exchange Commission on an applicable form of registration statement. All remaining shares of common stock issued hereunder shall bear a restrictive legend prohibiting the sale, transfer, pledge, encumbrance or other conveyance for a period of two
          (2) years from the date that a 100 barrel per day plant utilizing the Technology commences operations; PROVIDED, HOWEVER, such restrictive legend shall be removed upon any of Lanisco, Carbon Resources, Synergy or Capital Corp., or any of their respective assignees, entering into a licensing agreement whereby the Technology is licensed to a third party licensee in exchange for the payment of fees and other consideration; PROVIDED, FURTHER, that in the event of removal of the restrictive legend pursuant to the immediately foregoing PROVISO, such removal shall not affect the applicable holding period and resale limitations pursuant to U.S. federal and/or state securities laws.

10.5 Lanisco shall be allowed to be merged into its parent corporation, Carbon Resources, without the prior approval of Jorgensen and in which case Carbon Resources shall automatically be bound to remain in good standing as a Cyprus corporation and assume all other rights, duties and obligations of Lanisco hereunder.

11.0   MISCELLANEOUS

11.1   Time is of the essence of this Amended Agreement

11.2 The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Amended Agreement and to effect the transactions contemplated by this Amended Agreement

11.3 (a) This Amended Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

       (b) This Amended Agreement may not be assigned by any party hereto without the prior written consent of the other parties to this Amended Agreement, save for the parties hereto agree that Jorgensen may have the right to assign his interest in the Agreement to any third party which is directly or indirectly controlled by Jorgensen, subject to the undertaking by said third party to be bound by this Amended Agreement.

11.4 This Amended Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

11.5 (a) All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to their rights or interest herein, assigned or reserved, shall be deemed to have been properly given or delivered, when delivered personally or sent by registered mail or sent by electronic communication with all postage or other charges fully prepaid, and addressed to the parties respectively as follows:

       To Jorgensen:

       Pierre Jorgensen
       41, rue de l'Orme Sec
       94240 L'HAY-LES-ROSES
       France

       To Lanisco:

       Lanisco Holdings Limited
       Office 302, Sofouli 2, P.O. Box 2545,
       Nicosia, Cyprus

       To: Carbon Resources

       Carbon Resources Limited

       Office 302, Sofouli 2, P.O. Box 2545,
       Nicosia, Cyprus

       To: Synergy

       Synergy Technologies Corporation
       335 - 25th Street S.E.
       Calgary, Alberta, T2A 7H8

       To: Capital Corp.
       Capital Reserve Corporation
       335 - 25th Street S.E.
       Calgary, Alberta T2A 7H8

       or such other address as any Party may specify by notice in writing to the other.

       (b) Any notice delivered on a business day, or sent by electronic communication on a business day, will be deemed conclusively to have been effectively given on the date notice was delivered or transmitted.

       (c) Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the tenth business day after posting; but if at the time of posting or between the time of posting and the tenth business day thereafter if there is a strike, lockout or Other labor disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

11.6 Jorgensen warrants to Lanisco that no agent or other intermediary has been engaged by Jorgensen in connection with the business dealing herein contemplated; and Lanisco warrants to Jorgensen that no agent or other intermediary has been engaged by Lanisco in connection with the Agreement herein contemplated.

11.7 This Amended Agreement will be governed by and construed in accordance with the laws of England and the parties will attorn to the jurisdiction of the Courts thereof.

       IN WITNESS WHEREOF Lanisco Holdings Limited, Carbon Resources Limited, Synergy Technologies Corporation and Capital Reserve Corporation have each executed this Amended Agreement duly attested by the hands of its respective properly authorized officers in that behalf and Pierre Jorgensen has set his hand and seal all as of the day and year first above written.

SIGNED, SEALED AND DELIVERED
by PIERRE JORGENSEN
in the presence of:

/s/ Antoine Azam-Darley         s/s  Pierre Jorgensen
-----------------------         ---------------------

WITNESS as to the signature     PIERRE JORGENSEN
  of Pierre Jorgensen

                                LANISCO HOLDINGS LIMITED,
                                a Cyprus corporation

                                By:      /s/ Jacqueline Danforth
                                         -----------------------
                                Name:    Jacqueline Danforth
                                Title:   Director


                                CARBON RESOURCES LIMITED,
                                a Cyprus corporation

                                By:      /s/ Thomas E. Cooley
                                         -----------------------
                                Name:    Thomas E. Cooley
                                Title:   President


                                SYNERGY TECHNOLOGIES CORPORATION
                                a Colorado corporation

                                By:      /s/ John Gradek
                                         -----------------------
                                Name:    John Gradek
                                Title:   Chief Executive Officer


                                CAPITAL RESERVE CORPORATION
                                a Colorado corporation

                                By:      /s/ James F. Marsh
                                         -----------------------
                                Name:    James F. Marsh
                                Title:   Director